Exhibit 5.1
Ryan Sansom
+1 617 937 2335
rsansom@cooley.com
March 4, 2026

Keros Therapeutics, Inc.
1050 Waltham Street, Suite 302
Lexington, Massachusetts 02421

Ladies and Gentlemen:

We have acted as counsel to Keros Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of (i) up to 977,185 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (a) 781,748 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and (b) 195,437 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2020 Plan, the “Plans”), and (ii) the preferred stock purchase rights (the “Rights”) associated with the Shares pursuant to the Rights Agreement, dated April 9, 2025 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Plans, the Rights Agreement and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to our opinion concerning the Rights:

(i) Our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board”) may be required to redeem or terminate, or take other action with respect to, the Rights or Rights Agreement in the future based on the facts and circumstances then existing.

(ii) Our opinion assumes that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. With respect to the Rights associated with the Shares to be offered in the future under the Registration Statement, our opinion assumes the Rights Agreement has not been terminated by the Company or expired by its terms and the Rights have not expired or been redeemed or exchanged by the Company, in each case, prior to the issuance of such Shares.

(iii) Our opinion addresses corporate procedures in connection with the issuance of the Rights associated with shares of Common Stock of the Company, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
Phone: (617) 937-2300 Fax: (617) 937-2400

Keros Therapeutics, Inc.
March 4, 2026
Page Two
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares and the associated Rights, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, and the Shares will be fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By: /s/ Ryan Sansom
Ryan Sansom
Cooley LLP 500 Boylston Street Boston, MA 02116-3736
Phone: (617) 937-2300 Fax: (617) 937-2400